Jefferson Bancshares, Inc. 10-K

EXHIBIT 21.0

List of Subsidiaries

Registrant: Jefferson Bancshares, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Jefferson Federal Bank	100%	United States

State of Franklin Statutory Trust II	100%	Delaware